EXHIBIT 10.43

Addendum to Change in Control Agreement

This Addendum sets forth certain amendments to your Change in Control Agreement with Zions Bancorporation (the “Change in Control Agreement”). Section 409A of the Internal Revenue Code is a new tax law provision that governs “non-qualified deferred compensation arrangements” that could impose an additional tax and penalties on some of the existing payments and benefits to which you could become entitled under your Change in Control Agreement unless we amend those entitlements before the end of 2008. The purpose of this Addendum is to amend these entitlements to comply with, or be exempt from, Section 409A.

1.	Amendments

A.	Timing of Single-Trigger Change in Control Payment of Senior Management Value Sharing Awards

If a Change in Control event does not qualify as a “change in control event” within the meaning of Treas. Reg. 1.409A-3(i)(5)(i), then payment of any Senior Management Value Sharing Awards will vest upon the Change in Control and will be made on the first permissible payment event under Section 409A following the Change in Control (e.g. termination of employment, death or disability).

B.	Timing of Double-Trigger Change in Control Payments

Unless otherwise provided in your Change in Control Agreement, any payments and benefits owed to you in connection with the termination of your employment will be paid to you in a lump sum within 30 days following the termination of your employment.

C.	Timing of Change in Control Payments to “Specified Employees”

Notwithstanding anything to the contrary in this Agreement or elsewhere, if you are a “specified employee” as determined pursuant to Section 409A of the Code (“Section 409A) as of the date of your “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting you to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following your “separation from service” shall be paid or provided to you in a cash lump-sum, with interest at LIBOR, on the first business day of the seventh calendar month following the month in which your “separation from service” occurs. In addition, any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to you upon a “separation from service”.

D.	Excise Tax Cut-Back

In the event that the payments and benefits payable to you would be reduced because of the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code as provided in your Change in Control Agreement and none of the payments or benefits are “non-qualified deferred compensation” subject to Section 409A, then such reduction shall occur in the manner you elect in writing prior to the date of payment. If any payment or benefit is “non-qualified deferred compensation” subject to Section 409A or you fail to elect an order pursuant to the preceding sentence, then the reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you until the reduction specified is achieved.

E.	Reimbursement of Legal Fees

Any dispute resolution payment (including related reimbursable expenses, fees and other costs) that is not a “legal settlement” for purposes of Section 409A shall be paid by the Company to you not later than the last day of your taxable year following the year in which the dispute is resolved.

F.	Disability

For purposes of your Change in Control Agreement, “Disability” will have the meaning prescribed to it in Section 409A(a)(2)(C) of the Internal Revenue Code.

2.	Other Actions

It is our intention that the payments and benefits to which you could become entitled under your Change in Control Agreement, as amended by this Addendum, comply with, or are exempt from, the requirements of Section 409A. If you or the Company believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company). The Company shall have no liability to you or otherwise if any amounts or benefits paid or provided under your agreement, as amended by this Addendum, are subject to the additional tax and penalties under Section 409A.

3.	General Provisions

This Addendum amends your Change in Control Agreement with the Company and, except as specifically amended hereby, your Change in Control Agreement is hereby ratified and confirmed in all respects and remains in full force and effect.